Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000 www.targaresources.com
Targa Resources Partners LP Agrees to Acquire Assets from Targa Resources, Inc. and
Distribution Increase for Second Quarter 2010 to be Recommended by Management
HOUSTON, March 31, 2010 — Targa Resources Partners LP (NYSE: NGLS) (“Targa Resources Partners” or the “Partnership”) announced today that it has agreed to acquire from Targa Resources, Inc. (“Targa”) certain natural gas gathering and processing businesses located in West Texas and Louisiana known as Targa’s West Texas Assets and certain of its Coastal Straddle Plants. Total value of the transaction is approximately $420 million, subject to certain adjustments. Consideration paid to Targa will consist entirely of cash funded through borrowings under the Partnership’s senior secured revolving credit facility.
Highlights of the businesses to be acquired by the Partnership include:
•	West Texas Assets
•	Sand Hills Complex and the West Seminole and Puckett gathering systems located in the Permian Basin of West Texas.

•	150 MMcf/d processing capacity and approximately 1,300 miles of low-pressure natural gas gathering pipelines with significant compression horsepower.

•	Natural gas plant inlet volume for 2009 of 106 MMcf/d with a similar level in 2008.
•	Coastal Straddle Plants
•	Three wholly owned and six partially owned processing facilities that capture volumes from all producing corridors of the Gulf of Mexico shelf and deepwater.

•	Approximately 7.5 Bcf/d of gross processing capacity representing almost 50% market share of total Gulf of Mexico processing capacity, and based on estimates of gross processed gas in 2009, processed almost 50% of Gulf of Mexico natural gas production.

•	Approximately 175 miles of offshore gathering pipeline systems with combined capacity of 320 MMcf/d.
“This acquisition will be immediately accretive to NGLS unit holders and will enhance the scale of the Partnership’s assets in the Permian Basin with the West Texas assets comprising approximately 60% of the acquired EBITDA. Moreover, the combined assets greatly increase the Partnership’s scale, provide geographic diversity and continue to position the Partnership for future growth,” said Rene Joyce, Chief Executive Officer of the Partnership’s general partner and of Targa. “Management’s goal is to distribute a portion of the cash flow accretion associated with the acquisition to unit holders. During the second quarter and following the closing of the acquisition, we plan to recommend an increase to the Board of Directors in the annualized cash distribution rate of 4 cents to $2.11 per common unit compared to the current rate of $2.07 per common unit.”
Liquidity, Financing and Capital Expenditures Update
Targa estimates that as of March 31, 2010, borrowings under the senior secured revolving credit facility will be $318 million. During the first quarter of 2010, approximately $161 million of revolver borrowings were repaid, including $140 million from the proceeds of the January 2010 common unit offering and an additional $21 million from operating cash flow. After giving effect to the transaction, including letters of credit associated with the acquired businesses, pro forma liquidity will be approximately $130 million as of March 31, 2010. Pro forma for the acquisition, the Partnership continues to have strong financial metrics with a consolidated leverage ratio solidly in its target range of three to four times.
We estimate total capital expenditures associated with the West Texas Assets and Coastal Straddle Plants will be, on a combined basis, approximately $15 million for the twelve month period ending December 31, 2010.
We estimate total capital expenditures for the Partnership, including the West Texas Assets and Coastal Straddle Plants, will be approximately $145 million for the twelve month period ending December 31, 2010 with approximately 25% of the that amount for maintenance expenditures.
2010 Volume and Hedging Outlook
For the SAOU and LOU Systems, West Texas Assets and Coastal Straddles Plants, we project 2010 inlet volumes in each case to exceed those of 2009. For the North Texas System, we project 2010 inlet volumes to approximate those of 2009. The current volume outlook could be impacted by weakness in commodity prices, the economic environment and hurricanes.
Because the equity volumes associated with the West Texas Assets are hedged at similar pricing and volume levels as those currently at the Partnership, the Partnership’s percent hedged guidance remains unchanged for 2010. We project that approximately 80% of the equity volumes of natural gas and combined NGL and condensate volumes, including those associated with the West Texas Assets, are hedged for 2010.
West Texas Assets
The West Texas facilities consist of the Sand Hills Complex and the West Seminole and Puckett gathering systems. The systems consist of approximately 1,300 miles of natural gas gathering pipelines. These gathering systems are low-pressure gathering systems with significant compression assets. The Sand Hills refrigerated cryogenic processing plant has residue gas connections to pipelines owned by affiliates of Enterprise Products Partners L.P., ONEOK, Inc. and El Paso Corporation.
Almost all volumes are processed under percent of proceeds contracts.

Coastal Straddle Plants
The Coastal Straddle Plants to be acquired by the Partnership are generally situated on mainline natural gas pipelines and process volumes of natural gas collected from multiple offshore producing areas through a series of offshore gathering systems and pipelines. The plants consist of three wholly owned and six partially owned straddle plants, some of which are operated by us. Also included are two associated, owned and operated offshore gathering systems, the Pelican and Seahawk pipeline systems with combined mileage of approximately 175 miles. These pipeline systems have a combined capacity of 320 MMcf per day and supply a portion of the natural gas delivered to the Barracuda and Lowry processing facilities. The gathering systems are unregulated pipelines that gather natural gas from the shallow water central Gulf of Mexico shelf. The Seahawk gathering system also gathers some natural gas from the onshore regions of the Louisiana Gulf Coast.
Approximately 50% of the volumes are processed under hybrid contracts. The remaining approximately 50% of volumes are processed under almost equal shares of keep-whole and fee-based contracts. In periods of favorable processing economics, hybrid contracts are similar to percent-of-liquids contracts (or wellhead purchases/keep-whole in some circumstances, if economically advantageous to the processor). In periods of unfavorable processing economics, hybrid contracts are similar to fee-based contracts.
Processing Data Related to Acquired Assets

			Approximate	2008	2008	2009	2009
			Gross	Approximate	Approximate	Approximate	Approximate
			Processing	Net Inlet	Net NGL	Net Inlet	Net NGL
	%		Capacity	Throughput	Production	Throughput	Production
	Owned	County or Parish	(MMcf/d)	Volume	(MMcf/d)	Volume	(MMcf/d)
West Texas Assets
Sandhills	100.0	Crane, TX	150	105.8	13.1	106.1	13.1
Other			0	14.2	0.3	12.1	0.3

Area Total			150	120.0	13.4	118.2	13.4

Coastal Straddle Plants
Barracuda	100.0	Cameron, LA	190	109.2	2.7	99.3	2.2
Lowry	100.0	Cameron, LA	265	158.8	4.4	188.3	4.4
Stingray	100.0	Cameron, LA	300	175.8	2.8	236.6	2.5
Calumet (1)	32.4	St. Mary, LA	1650	107.1	2.7	118.5	2.8
Ycloskey (1)	25.3	St. Bernard, LA	1850	276.7	2.5	250.7	1.8
Bluewater	21.8	Plaquemines, LA	425	18.7	0.6	0.9	0.0
Terrebone (1)	4.8	Terrebonne, LA	950	25.9	0.8	24.8	1.0
Toca (1)	10.7	St. Bernard, LA	1150	53.1	1.1	53.4	1.1
Sea Robin	0.8	Vermillion, LA	700	24.8	0.8	10.4	0.3

Area Total (2)			7480	950.1	18.4	982.9	16.1

(1)	Ownership interest is adjustable and subject to annual redetermination. Ownership shown as of 12-31-2009.

(2)	The EBITDA from the Iowa interconnect arrangement is included in the dropdown

Additional Transaction Details
The transaction, which is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is anticipated to close in April of this year with an effective date of April 1, 2010 for accounting purposes.
The Board of Directors of the general partner of the Partnership approved the transaction based on a recommendation from its Conflicts Committee which consists entirely of independent directors. Tudor, Pickering, Holt & Co. Securities, Inc. acted as financial advisor and rendered a fairness opinion to the Conflicts Committee. Evercore Partners acted as a financial advisor to Targa.
About Targa Resources Partners
Targa Resources Partners was formed by Targa to engage in the business of gathering, compressing, treating, processing and selling natural gas and fractionating and selling natural gas liquids and natural gas liquids products. Targa Resources Partners owns an extensive network of integrated gathering pipelines and seven natural gas processing plants and currently operates in Southwest Louisiana, the Permian Basin in West Texas and the Fort Worth Basin in North Texas. Additionally, our natural gas liquids logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States. A subsidiary of Targa is the general partner of Targa Resources Partners.
Targa Resources Partners’ principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000. For more information, visit www.targaresources.com.
Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed with the Securities and Exchange Commission. Targa Resources Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:
713-584-1133
Anthony Riley
Sr. Manager — Finance / Investor Relations
Matthew Meloy
Vice President — Finance and Treasurer